FOR IMMEDIATE RELEASE

October 31, 2013

Contact:  Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION

Freehold, New Jersey…. October 31, 2013 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 280,000 square foot industrial building located at 2552 South 98th Street, Edwardsville, KS at a purchase price of $18,818,825.  The property is net-leased for 10 years to International Paper Company, a New York corporation. The building is situated on approximately 24 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce the acquisition of this new Class A distribution center. International Paper is a global leader in the paper and packaging industry. They are a founding member of the S&P 500 and represent an excellent new addition to our investment grade tenant roster. Located in the Kansas City MSA, the property benefits from having close proximity to four major interstate highways and numerous rail providers. This transaction represents our third acquisition in the past two weeks with additional closings expected shortly.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of seventy-eight industrial properties and one shopping center located in twenty-seven states, containing a total of approximately 10.5 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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